 Exhibit 23.4.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference therein of our report dated March 22, 2012, in Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-164756) and related Prospectus of FactorShares 2X: Oil Bull/S&P 500 Bear for the registration of 10,000,000 shares of its common units.

/s/ Ernst & Young LLP

New York, New York
June 8, 2012